Exhibit 99.1

David Miller (business media) 408.563.9582 Linda Heller (financial community) 408.986.7977

Applied Materials Appoints James E. Rogers to Board of Directors

SANTA CLARA, Calif., April 28, 2008 – Applied Materials, Inc. today announced the appointment of James E. Rogers to serve on its Board of Directors, effective immediately. Rogers has also been appointed to serve as a member of the Human Resources and Compensation Committee and the Strategy Committee of the Board. Rogers is chairman of the board, president and chief executive officer of Duke Energy, one of the largest electric power companies in the United States.

“Jim is a globally respected visionary in the energy field who brings broad industry perspective and decades of power generation market experience to our Board at a pivotal time for Applied as we grow our solar business,” said James C. Morgan, chairman of Applied Materials. “I am pleased to welcome such a well–known and experienced business and community leader to our Board.”

Rogers has nearly 20 years of experience as a chief executive officer in the electric utility industry. He was named president and chief executive officer of Duke Energy following the merger of Duke Energy and Cinergy in April 2006, and was named chairman in January 2007. Rogers served as Cinergy’s chairman and chief executive officer for more than 11 years. Prior to Cinergy, he was the chairman, president and chief executive officer of PSI Energy from 1988 to 1995. In addition to his extensive business experience, Rogers possesses considerable legal experience, having served as a partner with the law firm of Akin, Gump, Strauss, Hauer and Feld, as deputy general counsel for litigation and enforcement for the Federal Energy Regulatory Commission (FERC), and as assistant attorney general for the Commonwealth of Kentucky.

Rogers has been widely honored for his work in industry and the community. In 2007, Rogers was named the energy industry’s CEO of the Year by Platts, a leading global provider of energy and metals information. He is currently a director of Fifth Bancorp and Cigna Corporation. He is immediate past chairman of the Edison Electric Institute and chairman of the Institute for Electric Efficiency as well as a member of the board of directors and the Executive Committee of the Nuclear Energy Institute. Rogers also serves on the boards of the U.S. Chamber of Commerce, The Business Roundtable, the National Coal Council, the National Petroleum Council, and the Nicholas Institute for Environmental Policy Solutions. He is chairman of the Edison Foundation and co-chair of the National Action Plan for Energy Efficiency and the Alliance to Save Energy. Rogers attended Emory University and earned a bachelor of business administration and a law degree from the University of Kentucky. He has an honorary doctor of law degree from Indiana State University and an honorary doctor of humane letters degree from Queens University of Charlotte.

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, services and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

###